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                                                                    Exhibit 4(b)



                                AMENDMENT NO. 2
                                       to
                                RIGHTS AGREEMENT


                 AMENDMENT NO. 2, dated as of June 27, 1994, to the Rights Agreement, dated as of February 16, 1990, between The Washington Water Power Company, a Washington corporation (the "Company"), and The Bank of New York, as Rights Agent (the "Rights Agent"), as heretofore amended by Amendment No. 1 thereto, dated as of May 10, 1994 (the "Rights Agreement").

                 WHEREAS, all capitalized terms used herein, unless otherwise defined, shall have the respective meanings ascribed to them in the Rights Agreement; and

                 WHEREAS, the Company has entered into an Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), with Sierra Pacific Resources, a Nevada corporation ("SPR"), Sierra Pacific Power Company, a Nevada corporation and a subsidiary of SPR ("SPPC") and WPM Corp., a Nevada Corporation and a wholly-owned subsidiary of the Company ("WPM Corp.") pursuant to which each of the Company, SPR and SPPC will be merged with and into WPM Corp.; and

                 WHEREAS, to facilitate consummation of the transactions contemplated by the Merger Agreement, the Company desires to amend the Rights Agreement to provide for the expiration of the Rights immediately prior to the Effective Time of the Merger (as each of such terms is defined in the Merger Agreement) without further action on the part of the Company; and

                 NOW, THEREFORE, pursuant to Section 26 of the Rights Agreement, in order to make provision in regard to certain matters or questions arising under the Rights Agreement which the Company deems necessary and desirable and which are consistent with the objectives of the Board of Directors of the Company in adopting the Rights Agreement, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

                 1. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:


         (a) Subject to Section 7(e) and Section 9 hereof, at any time after the Distribution Date and immediately prior to the earlier of (i) the close of business on February 16, 2000 (the "Final Expiration Date"),
         (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 hereof (the "Redemption Date"), and (iii) the Effective Time of the Merger (as each such term is defined in the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), by and among the Company, Sierra Pacific Resources, Sierra Pacific Power Company and WPM Corp., a wholly owned Subsidiary of the Company), the
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         Registered Holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including without limitation, any restriction on exercisability set forth in or resulting from Section 9, Section 11(a)(iii), Section 14 and Section 20(j) hereof) in whole or in part upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal shareholder services office of the Rights Agent, together with payment of the portion of the aggregate Exercise Price applicable to such Rights Certificate which is correlative to the extent to which the Rights evidenced by such Rights Certificate are being exercised.


                 2. Acknowledgement. The Company and the Rights Agent hereby acknowledge and confirm that none of Sierra Pacific Resources ("SPR"), Sierra Pacific Power Company ("SPPC") nor WPM Corp., a wholly-owned subsidiary of the Company ("WPM Corp."), nor any of their Affiliates or Associates is deemed to be an "Acquiring Person" and, therefore, it is hereby acknowledged and confirmed that no Shares Acquisition Date or Distribution Date has occurred or will occur as a result of (i) the execution and delivery of the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994, by and among the Company, SPR, SPPC and WPM Corp., as the same may be amended from time to time (the "Merger Agreement") or (ii) the consummation of the Merger (as such term is defined in the Merger Agreement).

                 3. Rights Agreement Remains in Full Force and Effect. Except as provided in this Amendment to Rights Agreement, the Rights Agreement remains unmodified and in full force and effect.

                 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.





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                 IN WITNESS WHEREOF, the Company and the Rights Agent have
caused this Amendment No. 2 to be duly executed as of the day and year first above written.



                                          THE WASHINGTON WATER POWER COMPANY



                                          By: /s/ Ronald R. Peterson
                                              --------------------------------
                                              Name: Ronald R. Peterson
                                              Title: Treasurer


                                          THE BANK OF NEW YORK



                                          By: /s/ Robert Dietz
                                              --------------------------------
                                              Name: Robert Dietz
                                              Title: Asst. Vice President